Document #9

   ABSTRACT OF AGREEMENT FOR COORDINATION AND MARKETING OF ENTECS INC. SHARES

Parties:          ENTECS Inc. (Employer)

And
                  Yvonnne Marquard Business Consulting (Consultant) Schlo(beta)str. 145, 82140 Olching

Date:             June 9, 1997

' 1 Description of Services to be Rendered

Consulting in areas of:

     Consultant will take over the coordination of the marketing of 700,000 shares of ENTECS common stock to the public. The Consultant will be the marketing partner for the sale of ENTECS stock. It will oversee the sales activities, verify and process all subscription agreements. Consultant will also process any rescission orders and handle all correspondence with various sales organizations.

     The basis for the sales activity shall be the ENTECS prospectus and subscription agreement dated May 1997. Consultant is obligated only to use information contained in the Prospectus in connection with solicitations.

     The Consultant may employ third parties to perform its duties hereunder as long as the third parties have the training and ability to meet the terms of this agreement.


' 2 Additional Responsibilities/Right to Information: Consultant must stay in constant contact with ENTECS and inform the company of developments.

' 3 Input and Changes by ENTECS: ENTECS has the right to add its comments and input with regard to the prospectus and may require changes.

' 4 Obligations of ENTECS: ENTECS is obligated to keep Consultant informed of business developments and to provide him with documentation necessary to perform his duties under this contract.

' 5 Compensation: Consultant shall be paid a commission for each share sold. The commission shall be the difference between the commission paid the to the broker and 20% of the total sales price.

' 6 Termination by ENTECS, Inc. If Consultant breaches the contract, ENTECS may terminate after giving reasonable notice in writing of the breach and if the breach is not cured within a reasonable time, the contract may be terminated.

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' 7 Termination by Consultant:  Agreement may be terminated by Consultant  after written notice is delivered to ENTECS describing the breaches and giving ENTECS a reasonable time to cure. Upon termination, Consultant may seek damages for work performed.

' 8 Liability: ENTECS is not responsible for any damages caused by Consultants to third parties. Consultant indemnifies ENTECS for any damages caused by his own actions.

' 9 Intellectual Property Rights: ENTECS retains all rights to all intellectual property rights created during consultant=s employment.

' 10 Assignment of Compensation: Consultant may assign his fees to a third person only with ENTECS=s consent. In the event the fees are garnisheed, ENTECS has to right to deduct the cost of the garnishment.

' 11 Confidentiality Agreement: Consultant is obligated not to disclose any corporate secrets learned during his engagement to third parties.

' 12 Jurisdiction and Venue Place of performance is Baldham Germany. Venue shall be proper for both parties in Munich.

' 13 Integration Clause: All agreements outside the contract are not valid. All changes must be made in writing. If any clause is illegal or void the remaining terms shall remain valid and binding.